Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
Patrick Fitzgerald (Public Relations)
Mylan Laboratories Inc.
724.514.1800

Kris King (Investor Relations)
Mylan Laboratories Inc. 724.514.1800

Mylan Reports First Quarter Fiscal 2006 Financial Results

-Adjusted and GAAP Diluted EPS at High End of Preliminarily Announced Range –
- Company Reaffirms Fiscal 2006 and 2007 Guidance -

PITTSBURGH, PA – July 19, 2005 – Mylan Laboratories Inc. (NYSE: MYL) today announced its financial results for the first quarter ended June 30, 2005. The Company reported adjusted earnings per diluted share of $0.26 and GAAP earnings per diluted share of $0.16, which includes $0.03 for a contingent liability with respect to previously disclosed lorazepam and clorazepate product litigation. These results were at the high end of the preliminary ranges for adjusted and GAAP earnings per diluted share that were announced on July 11, 2005. Mylan had announced preliminary adjusted earnings per diluted share between $0.24 and $0.26 and GAAP earnings per diluted share between $0.14 and $0.16.

Robert J. Coury, Mylan’s Vice Chairman and Chief Executive Officer, commented: “We are pleased with the results of our first quarter and look forward to continuing to execute on the strategic initiatives that we’ve outlined.”

As previously announced, Mylan is now providing adjusted earnings per diluted share, which is a non-GAAP measure, in order to enhance investors’ and other readers’ understanding and assessment of the Company’s financial performance. Adjusted earnings per diluted share does not include the following items: (1) certain ongoing research and development and marketing costs related to nebivolol (the Company’s next-generation beta blocker) that will be incurred until an out-licensing agreement relating to such product is signed, (2) costs, including restructuring costs, related to Mylan Bertek, the subsidiary that Mylan recently announced it was closing, and (3) a contingent legal liability related to previously-disclosed litigation in connection with the Company’s lorazepam and clorazepate products. The Company continues to believe that it has meritorious defenses with respect to the claims in the litigation and intends to continue to vigorously defend its position, including pursuing a motion for judgment as a matter of law or, in the alternative, a new trial, and if those motions are denied, pursuing an appeal. A reconciliation of first quarter adjusted earnings per diluted share to GAAP earnings per diluted share appears below.

Net revenues for the quarter were $323.4 million compared to $339.0 million in the same prior year period. Net earnings for the three-month period ended June 30, 2005, were $42.9 million compared to $82.0 million for the three months ended June 30, 2004. Adjusted earnings per diluted share were $0.24 in the comparable prior year period, which excludes net gains of approximately $0.06 from the settlement of other litigation. GAAP earnings per diluted share were $0.30 in the comparable prior year period.

Mylan also reaffirmed its fiscal 2006 and fiscal 2007 guidance previously announced on June 14, 2005. For fiscal 2006, the Company reaffirmed adjusted diluted EPS guidance of $0.92 to $1.15. For fiscal 2007, the Company reaffirmed adjusted diluted EPS guidance of $1.20 to $1.74. A reconciliation of adjusted diluted EPS guidance to GAAP diluted EPS guidance appears below.

Financial Summary

Net revenues for the first quarter of fiscal 2006 decreased by 5% or $15.6 million to $323.4 million from $339.0 million in the same prior year period. This decrease was the result of overall unfavorable pricing partially offset by new products. Products launched subsequent to July 1, 2004, contributed net revenues of $55.0 million, substantially all of which is due to the Company’s launch of its fentanyl transdermal system in January 2005. Increased competition on certain products, primarily omeprazole, carbidopa/levodopa and Amnesteem™, was primarily responsible for the price erosion in the current quarter versus the first quarter of the prior year. As a result of product mix, the impact of volume on revenue for the quarter was relatively consistent although actual doses shipped decreased by approximately 9% to 3.0 billion.

Gross profit for the first quarter of fiscal 2006 decreased by 7% or $11.8 million to $168.0 million from $179.8 million in the same prior year period, while gross margins decreased slightly to 52% from 53%. As discussed above, the impact of competition on pricing was primarily responsible for the lower margins, partially offset by higher margins contributed by new products. On a sequential quarter basis, gross margins for the quarter ended June 30, 2005, increased to 52% from 48% for the quarter ended March 31, 2005. This increase reflects a full quarter of fentanyl sales without the impact of costs incurred in conjunction with the product’s launch.

Operating income was $59.6 million for the three months ended June 30, 2005, a decrease of $66.9 million from the same prior year period. Lower gross profit, increased operating expenses, including restructuring costs, and the negative impact of litigation were responsible for the decrease in operating income. In the first quarter of the prior year, $26.0 million of net gains on legal settlements were recorded. As discussed above, the current quarter includes a charge of approximately $12.0 million to accrue for a contingent legal liability with respect to the lorazepam and clorazepate product litigation.

Research and development expense was higher as a result of an increase in ongoing studies, including those with respect to nebivolol. Selling, general and administrative (SG&A) expenses increased by 23% or $13.6 million to $71.3 million from $57.7 million. This increase is primarily the result of the restructuring charge associated with the closure of Mylan Bertek. Of the total $10.2 million charge, $10.0 million is included in SG&A. The restructuring charge consists primarily of $7.0 million of severance and related costs, mostly associated with the Mylan Bertek sales force. Automobile lease termination costs and sample inventory write-offs comprise the balance of the restructuring charge.

Other income for the quarter was $5.6 million, primarily interest income, compared to $0.7 million in the prior year. In the prior year, interest and dividend income was offset by the loss on the Company’s equity investment in Somerset Pharmaceuticals, Inc.

Non-GAAP Financial Measures

Mylan has not historically disclosed non-GAAP financial measures when providing financial results. However, due primarily to the closing of the Company’s Mylan Bertek subsidiary and the outlicensing of the Company’s nebivolol product (both of which were announced by Mylan on June 14, 2005), Mylan now believes that an evaluation of its ongoing operations (and comparisons of its current operations with future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the United States (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing non-GAAP results that exclude special items such as those discussed above in order to enhance investors’ and other readers’ understanding and assessment of the Company’s financial performance, because the Company’s ongoing, normal business operations do not include such special items. Also, management uses these measures internally for forecasting and budgeting. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measures

Below is a reconciliation of Adjusted diluted EPS to GAAP diluted EPS:

Adjusted diluted EPS	$0.26
Mylan Bertek and nebivolol expenses	($0.05)
Restructuring charges and other non-recurring expenses	($0.02)
Contingent legal liability	($0.03)

GAAP diluted EPS	$0.16

Below is a reconciliation of Adjusted diluted EPS Guidance to GAAP diluted EPS Guidance(1):

	Fiscal 2006
	Low	High
Adjusted diluted EPS	$0.92	$1.15
Mylan Bertek and nebivolol expenses	($0.11)	($0.11)
Restructuring charges and other non-recurring expenses	($0.05)	($0.05)
Contingent legal liability(2)	($0.03)	($0.03)

GAAP diluted EPS(2)	$0.73	$0.96

(1) Fiscal 2007 guidance excludes any potential impact for stock-based compensation expenses upon adoption of SFAS No. 123(R), Share-Based Payment. Management is currently assessing the impact that adoption of SFAS No. 123(R) will have on the company’s consolidated financial statements.

(2) The adjustment relating to the contingent legal liability was not included in the Reconciliation of Adjusted diluted EPS Guidance to GAAP diluted EPS Guidance provided in a press release issued by Mylan on June 14, 2005. However, in preparing its first quarter results, the Company determined that, as a result of a June 1, 2005 jury verdict against the Company and one of its subsidiaries in its previously-disclosed lorazepam and clorazepate product litigation, a contingent liability of $12 million should be recorded. The GAAP diluted EPS, as it appeared in such reconciliation table for fiscal 2006 in the June 14, 2005 press release, was a low of $0.76 and a high of $0.99.

Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements”, including with regard to the Company’s fiscal 2006 and 2007 earnings guidance, its strategic initiatives and its pending litigation. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward- looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company’s ability to successfully develop, license or otherwise acquire and introduce new products on a timely basis in relation to competing product introductions; the Company’s ability to obtain required FDA approvals for new products on a timely basis; uncertainties regarding continued market acceptance of and demand for the Company’s products; the results or effects of FDA or other regulatory investigations, including the Company’s ability to continue to market and sell its products; the Company’s periodic dependence on a relatively small group of products as a significant source of its net revenue or net income; unexpected delays in the Company’s ability to submit applications to the FDA; risks inherent in legal proceedings; the effects of vigorous competition on commercial acceptance of the Company’s products and their pricing, including, without limitation, the impact of the entry of generic competition for fentanyl; a regulatory or other delay impacting the launch of nebivolol; the high cost and uncertainty associated with compliance with extensive regulation of the pharmaceutical industry; the possibility that the calculation and reporting of amounts owed in respect of Medicaid and other governmental pricing programs could be challenged, and that sanctions or penalties could be assessed; the significant research and development expenditures the Company makes to develop products, the commercial success of which is uncertain; the possible loss of business from the Company’s concentrated customer base; the potential costs and product introduction delays that may result from use of legal, regulatory and legislative strategies by the Company’s competitors and other third parties, including the practice of “authorized generics” and the use of citizen’s petitions to delay or prevent product introductions; the Company’s dependence on third party suppliers and distributors for raw materials; the possible negative effects of any interruption of manufacturing of products at the Company’s principal facilities; the effects of consolidation of the Company’s customer base; uncertainties regarding patent, intellectual and other proprietary property protections; the expending of substantial resources associated with litigation involving patent or other intellectual property protection of products; possible reductions in reimbursement rates for pharmaceutical products; possible negative effects on product pricing of current or future legislative or regulatory programs, including state Medicaid programs; uncertainties regarding the Company’s performance under indemnification clauses in certain material agreements; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards; prevailing market conditions; changes in economic and financial conditions of the Company’s business; uncertainties and matters beyond the control of management, which could affect the Company’s earnings guidance, as well as the subjectivity inherent in any probability weighted analysis underlying the Company’s assumptions and estimates with respect to the future; and uncertainties and matters beyond the control of management. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors in Item I of the Company’s Form 10-K for the year ended March 31, 2005, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the Company’s control between the date of this release and the date that its Quarterly Report on Form 10-Q is filed with the SEC, could potentially result in adjustments to reported earnings. The Company undertakes no obligation to update statements herein for revisions or changes after the date of this release.

Mylan Laboratories Inc. is a leading pharmaceutical company with three subsidiaries, Mylan Pharmaceuticals Inc., Mylan Technologies Inc., and UDL Laboratories, Inc., that develop, manufacture and market an extensive line of generic and proprietary products. For more information ab out Mylan, visit www.mylan.com.

Appendix A

Mylan Laboratories Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited; in thousands, except per share amounts)

	Three Months Ended
	June 30, 2005	June 30, 2004
Net revenues	$323,378	$339,012
Cost of sales	155,424	159,259

Gross profit	167,954	179,753

Operating expenses:
Research and development	25,087	21,495
Selling, general and administrative	71,302	57,746
Litigation, net	12,000	(25,985)

Total operating expenses	108,389	53,256

Earnings from operations	59,565	126,497

Other income, net	5,556	686

Earnings before income taxes	65,121	127,183
Provision for income taxes	22,206	45,150

Net earnings	$42,915	$82,033

Earnings per common share:
Basic	$0.16	$0.31

Diluted	$0.16	$0.30

Weighted average common shares:
Basic	269,445	268,553

Diluted	273,262	275,409

Appendix B

Mylan Laboratories Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	June 30, 2005	March 31, 2005
Assets:
Current assets:
Cash and cash equivalents	$342,833	$137,733
Marketable securities	543,929	670,348
Accounts receivable, net	269,121	297,334
Inventories	261,123	286,267
Other current assets	149,689	136,770

Total current assets	1,566,695	1,528,452
Non-current assets	620,336	607,221

Total assets	$2,187,031	$2,135,673

Liabilities:
Current liabilities	$264,102	$245,507
Non-current liabilities	42,802	44,230

Total liabilities	306,904	289,737
Total shareholders’ equity	1,880,127	1,845,936

Total liabilities and shareholders’ equity	$2,187,031	$2,135,673